Exhibit 10.47

FIRST AMENDMENT TO

UNITED CONTINENTAL HOLDINGS, INC.

ANNUAL INCENTIVE PROGRAM

WHEREAS, the United Continental Holdings, Inc. Annual Incentive Program (the “Program”) has heretofore been adopted by the Compensation Committee (the “Committee”) of the Board of Directors of United Continental Holdings, Inc. to implement in part the Performance Award provisions of the United Continental Holdings, Inc. Incentive Plan 2010, as amended from time to time; and

WHEREAS, the Committee is authorized to amend the Program; and

WHEREAS, the Committee desires to amend the Program in certain respects;

NOW, THEREFORE, the Program shall be amended as follows, effective with respect to fiscal years of the Company beginning on or after January 1, 2012:

1. Section 3(b) of the Program shall be deleted and the following shall be substituted therefor:

“(b) “Annual Incentive Payment” means, with respect to a Participant for a fiscal year, the dollar amount calculated by multiplying such Participant’s Target Opportunity with respect to such fiscal year by: (1) if the Pre-tax Income with respect to such fiscal year is less than the Entry Level Pre-tax Income with respect to such fiscal year, zero percent (0%); or (2) if the Pre-tax Income with respect to such fiscal year is equal to or greater than the Entry Level Pre-tax Income with respect to such fiscal year, the percentage determined in accordance with the following table (the Administrator may provide for varying percentages (including through straight line interpolation) between levels):

Level of Pre-tax Income Achieved	Percentage of Participant’s Target Opportunity
Entry Level Pre-tax Income	Participant’s Entry Incentive Percentage
Target Level Pre-tax Income	Participant’s Target Incentive Percentage
Stretch Level Pre-tax Income (or higher)	Participant’s Stretch Incentive Percentage”

2. The following new paragraph shall be added to the end of Section 3 of the Program:

“(t) “Target Opportunity” means, with respect to a Participant for a fiscal year, a dollar amount established by the Administrator as the Target Opportunity for such Participant with respect to such fiscal year (which, in the discretion of the Administrator, may be expressed as a percentage of such Participant’s Base Salary for such fiscal year (or different percentages of such Participant’s Base Salary with respect to different portions of such fiscal year)).”

3. The last sentence of Section 4(b) of the Program shall be deleted and the following shall be substituted therefor:

“At the time the Committee makes the designations described in the first sentence of this Section 4(b) with respect to a fiscal year, the Committee may designate a maximum reduction percentage (which may range from 0% to 100%) that may be applied by the Administrator to an Annual Incentive Payment for such fiscal year pursuant to Section 5(b)(ii). At the time a Participant receives an award under the Program for a fiscal year, the Administrator shall determine the manner in which such Participant’s Base Salary and Target Opportunity for such fiscal year shall be determined.”

4. Section 5(b) of the Program shall be deleted and the following shall be substituted therefor:

“(b) (i) Notwithstanding the provisions of Section 5(a) and, except as provided in the last sentence of this subparagraph, notwithstanding the provisions of Section 6(a), the Committee shall have the right, in its sole discretion, to reduce or eliminate any Annual Incentive Payment with respect to a fiscal year that is otherwise payable pursuant to such Sections if the Committee determines in its discretion that such reduction or elimination is appropriate and in the best interest of the Company based on the Company’s unrestricted cash, cash equivalents, and short term investments and cash readily accessible under the Company’s unused lines of credit as of the end of such fiscal year; provided, however, that any such reduction or elimination shall apply in a uniform and nondiscriminatory manner to all Participants who are, but for the application of this paragraph, entitled to receive an Annual Incentive Payment under such Sections with respect to such fiscal year. The Committee shall not have the right under this subparagraph to reduce or eliminate any Annual Incentive Payment that is payable pursuant to Section 6(b), Section 7 or, following a Change of Control, Section 6(a).

(ii) Notwithstanding the provisions of Section 5(a), in addition to any reduction to an Annual Incentive Payment that may be required pursuant to the provisions of Section 5(b)(i), the Administrator shall have the right, in its sole discretion, to reduce the Annual Incentive Payment of a Participant with respect to a fiscal year that is otherwise payable to such Participant pursuant to Section 5(a); provided, however, that such reduction shall not be greater than the Annual Incentive Payment that would have otherwise been payable (determined prior to any reduction pursuant to Section 5(b)(i)) multiplied by the maximum reduction percentage, if any, for the applicable fiscal year as determined pursuant to Section 4(b). Any action by the Administrator pursuant to this subparagraph may vary among individual Participants. The Administrator shall not have the right under this subparagraph to reduce any Annual Incentive Payment that is payable pursuant to Section 6 or Section 7.”

5. The following new paragraph shall be added to the end of Section 8 of the Program:

“(h) Notwithstanding any provision in Sections 5(c), 6 or 7 to the contrary, if a Participant’s Annual Incentive Payment for a fiscal year is to be prorated pursuant to the terms of the Program and if such Participant’s Target Opportunity for such fiscal year changed during such fiscal year, then any such proration shall be subject to adjustment by the Administrator in an equitable and appropriate manner to the extent necessary to reflect such change in such Participant’s Target Opportunity and to prevent the enlargement of the benefit intended to be provided to the Participant under the Program for such fiscal year; provided, however, that no such adjustment shall result in a greater payment to the Participant for such fiscal year than the payment that would otherwise have been made to the Participant under the Program for such fiscal year without such adjustment.”

6. As amended hereby, the Program is specifically ratified and reaffirmed.